Exhibit 99.1

CONTACTS: Dennis M. Oates	Steven V. DiTommaso	June Filingeri
Chairman,	Vice President and	President
President and CEO	Chief Financial Officer	Comm-Partners LLC
(412) 257-7609	(412) 257-7661	(203) 972-0186

UNIVERSAL STAINLESS REPORTS THIRD QUARTER 2022 RESULTS

•	Q3 2022 Sales are $46.2 million, 11.4% below Q2 2022, and up 24.3% from Q3 2021

•	Premium Alloys are 17.3% of Q3 2022 sales

•

Q3 2022 Gross margin is 6.4% of sales; Net loss is $1.3 million, or $0.14 per diluted share; both include AMJP grant benefit of $0.6 million and negative impacts of $2.0 million (pretax) from previous liquid metal spill

•	Q3 2022 EBITDA is $3.1 million; Adjusted EBITDA is $4.2 million

•	Quarter-end Backlog reaches new record of $246.3 million, up 11% from record Q2 2022, and up 97% from Q3 2021

•	Increased borrowing availability with targeted credit agreement amendment

BRIDGEVILLE, PA, October 26, 2022 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported results for the third quarter of 2022 in line with its announcement of preliminary results on October 19.

Net sales for the third quarter of 2022 were $46.2 million, a decrease of 11.4% from $52.2 million in the second quarter of 2022, although 24.3% higher than net sales of $37.2 million in the third quarter of 2021. For the first nine months of 2022, sales reached $145.9 million, an increase of 29.5% from $112.7 million recorded in the same year-to-date period of 2021. Although third quarter shipments and sales decreased sequentially and held back short term results, order entry remained strong and the Company’s future outlook through the aerospace supply chain recovery is positive.

Sales of premium alloys in the third quarter of 2022 totaled $8.0 million, or 17.3% of sales. That compares with $8.8 million, or 16.9% of sales, in the second quarter of 2022, and $5.9 million, or 16.0% of sales, in the third quarter of 2021. Premium alloy sales for the first nine months of 2022 totaled $25.7 million, or 17.6% of sales, versus $19.4 million, or 17.2% of sales, in the first nine months of 2021. The Company’s premium alloy sales are mainly for aerospace applications.

As previously reported, shipment volume in the 2022 third quarter was approximately 20% lower sequentially due to three factors: the residual effects of a previously reported liquid metal spill in the second quarter; ongoing labor and supply chain challenges causing intermittent production outages at key facilities; and a spike in Covid cases at company test labs late in September. These factors disrupted production flow throughout Company operations, reduced productivity, and impeded shipments. Additionally, a sharp decline in commodity prices over the past six months resulted in a negative misalignment between surcharges and material costs of approximately $1.5 million, which may continue into Q4 2022.

As a result, the Company reported a gross margin for the third quarter of 2022 of $3.0 million, or 6.4% of sales, including $2.0 million in negative impacts attributed to the liquid metal spill in April 2022, and a benefit of $0.6 million related to a grant received under the Aviation Manufacturing Jobs Protection (AMJP) Program. That compares with $4.7 million, or 9.1% of sales, in the second quarter of 2022, which included a $1.8 million benefit related to the AMJP Program, offset by $3.6 million in charges attributed the spill. In the third quarter of 2021, the gross margin was $2.3 million, or 6.2% of sales, including fixed cost absorption charges of $1.5 million.

The net loss for the third quarter of 2022 was $1.3 million, or $0.14 per diluted share, compared with a net loss of $1.4 million, or $0.16 per diluted share, in the second quarter of 2022, and net income of $7.9 million, or $0.87 per diluted share, in the 2021 third quarter. The third quarter of 2021 included a gain of $10 million due to forgiveness of a term note from the Paycheck Protection Program (PPP) in July 2021.

Separately, the Company reported that subsequent to the end of the third quarter it entered into an amendment of its credit facility that reduces borrowing restrictions through March 31, 2023 by increasing the sublimit on borrowing availability collateralized by inventory, and allowing access to additional inventory value for the purpose of calculating compliance with its minimum borrowing availability requirement.

Chairman, President and CEO, Dennis Oates commented, “The operational challenges in the third quarter were especially frustrating as they prevented us from reaching our production goals for the quarter at a time of substantial order entry and as our backlog reached a new record high of $246.3 million. That strength is also indicative of the opportunity before us.

“Adding to our optimism is continued recovery in the aerospace market, which has been the main driver of our sales and backlog growth over the past several quarters. While our aerospace sales were down 11% sequentially due to our production delays, they accounted for 69% of third quarter sales, and were up 42% from the year ago third quarter and up 48% year-to-date. The fundamentals driving that market, namely rising levels of air travel, growing airline profitability, increasing commercial airplane build rates and higher defense spending, remain strong.

Mr. Oates concluded, “We are fully focused on getting back on track with our growth plan this quarter so we can better respond to our customers’ needs and continue to take advantage of our market opportunities, especially in aerospace, even with the continuing economic uncertainty. Our ongoing confidence is based on the continuing hard work and commitment of our employees and the support of our customers.”

Quarterly and Year-to-Date Results of Operations

For the first nine months of 2022, the net loss was $4.3 million, or $0.49 per diluted share, compared with net income of $0.9 million, or $0.10 per diluted share, including the PPP gain, in the first nine months of 2021.

The Company’s EBITDA for the third quarter of 2022 was $3.1 million while adjusted EBITDA was $4.2 million.

Managed working capital was $147.4 million at September 30, 2022 in line with $147.9 million at June 30, 2022, and compared with $124.4 million at the end of the third quarter of 2021. Inventory was $158.9 million at the end of the third quarter of 2022 compared with $149.0 million at the end of the second quarter of 2022, and $135.6 million at the end of the 2021 third quarter. The increase in inventory in the most recent quarter reflects an increase in melt activity to support the Company’s record backlog.

Backlog (before surcharges) increased 10.6% to a record $246.3 million at September 30, 2022 from $222.7 million at June 30, 2022, and increased 96.8% from $125.1 million at the end of the third quarter of 2021.

The Company’s total debt at September 30, 2022 was $86.6 million, compared with $84.0 million at June 30, 2022, and $51.5 million at September 30, 2021.

Capital expenditures for the third quarter of 2022 totaled $5.5 million, compared with $3.0 million for the second quarter of 2022, and $2.0 million in the third quarter of 2021. The Company expects capital expenditures in the fourth quarter of 2022 to approximate $5.0 to $7.0 million, which are primarily related to the premium product capability expansion at the Company’s North Jackson facility.

Conference Call and Webcast

The Company has scheduled a conference call for today, October 26th, at 10:00 a.m. (Eastern) to discuss third quarter 2022 results. Those wishing to listen to the live conference call via telephone must click here to pre-register for the call and obtain a dial-in number and personal PIN number. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2022.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of its sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on its facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net sales	$46,196	$37,169	$145,914	$112,709
Cost of products sold	43,218	34,862	134,144	108,486

Gross margin	2,978	2,307	11,770	4,223
Selling, general and administrative expenses	5,279	5,010	15,605	15,392

Operating loss	(2,301)	(2,703)	(3,835)	(11,169)
Interest expense	1,165	483	2,632	1,413
Deferred financing amortization	56	56	168	168
Gain on extinguishment of debt	—	(10,000)	—	(10,000)
Other (income) expense, net	(599)	9	(625)	32

Loss (income) before income taxes	(2,923)	6,749	(6,010)	(2,782)
Income taxes	(1,626)	(1,141)	(1,661)	(3,650)

Net loss (income)	$(1,297)	$7,890	$(4,349)	$868

Net loss (income) per common share—Basic	$(0.14)	$0.88	$(0.49)	$0.10

Net loss (income) per common share—Diluted	$(0.14)	$0.87	$(0.49)	$0.10

Weighted average shares of common stock outstanding:
Basic	8,975,331	8,917,858	8,960,830	8,902,484
Diluted	8,975,331	9,082,371	8,960,830	9,050,847

MARKET SEGMENT INFORMATION

	Three months ended September 30,		Nine months ended September 30,
Net Sales	2022	2021	2022	2021
Service centers	$33,382	$26,333	$103,575	$80,185
Original equipment manufacturers	3,986	3,336	12,872	10,916
Rerollers	3,386	4,722	14,783	13,629
Forgers	4,540	2,518	12,829	7,012
Conversion services and other	902	260	1,855	967

Total net sales	$46,196	$37,169	$145,914	$112,709

Tons shipped	5,926	6,144	20,071	20,460

MELT TYPE INFORMATION
	Three months ended September 30,		Nine months ended September 30,
Net Sales	2022	2021	2022	2021
Specialty alloys	$37,308	$30,973	$118,352	$92,359
Premium alloys *	7,986	5,936	25,707	19,383
Conversion services and other sales	902	260	1,855	967

Total net sales	$46,196	$37,169	$145,914	$112,709

END MARKET INFORMATION **
	Three months ended September 30,		Nine months ended September 30,
Net Sales	2022	2021	2022	2021
Aerospace	$31,664	$22,253	$97,439	$65,798
Power generation	1,553	847	5,074	3,453
Oil & gas	3,706	4,041	12,725	11,045
Heavy equipment	6,225	7,614	21,504	24,967
General industrial, conversion services and other	3,048	2,414	9,172	7,446

Total net sales	$46,196	$37,169	$145,914	$112,709

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2022	December 31, 2021

Assets
Cash	$66	$118
Accounts receivable, net	23,130	21,192
Inventory, net	158,867	140,684
Other current assets	10,231	8,567

Total current assets	192,294	170,561
Property, plant and equipment, net	159,519	159,162
Other long-term assets	860	909

Total assets	$352,673	$330,632

Liabilities and Stockholders’ Equity
Accounts payable	$33,334	$24,000
Accrued employment costs	3,968	4,303
Current portion of long-term debt	2,392	2,392
Other current liabilities	1,219	943

Total current liabilities	40,913	31,638
Long-term debt, net	84,193	66,852
Deferred income taxes	911	2,461
Other long-term liabilities, net	3,206	3,360

Total liabilities	129,223	104,311
Stockholders’ equity	223,450	226,321

Total liabilities and stockholders’ equity	$352,673	$330,632

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
	Nine months ended September 30,
	2022	2021

Operating activities:
Net (loss) income	$(4,349)	$868
Adjustments for non-cash items:
Depreciation and amortization	14,520	14,419
Gain on extinguishment of debt	—	(10,000)
Deferred income tax	(1,675)	(3,646)
Share-based compensation expense	1,001	833
Changes in assets and liabilities:
Accounts receivable, net	(1,938)	(1,611)
Inventory, net	(19,342)	(25,500)
Accounts payable	7,255	16,525
Accrued employment costs	(335)	2,955
Income taxes	21	5
Other	(1,470)	281

Net cash used in operating activities	(6,312)	(4,871)

Investing activity:
Capital expenditures	(10,974)	(6,514)

Net cash used in investing activity	(10,974)	(6,514)

Financing activities:
Borrowings under revolving credit facility	102,098	89,070
Payments on revolving credit facility	(83,260)	(69,804)
Proceeds from term loan facility	—	8,571
Payments on term loan facility, finance leases, and notes	(1,666)	(16,116)
Issuance of common stock under share-based plans	62	118
Payments of financing costs	—	(539)

Net cash provided by financing activities	17,234	11,300

Net decrease in cash	(52)	(85)
Cash at beginning of period	118	164

Cash at end of period	$66	$79

RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Net (loss) income	$(1,297)	$7,890	$(4,349)	$868
Interest expense	1,165	483	2,632	1,413
Income taxes	(1,626)	(1,141)	(1,661)	(3,650)
Depreciation and amortization	4,826	4,841	14,520	14,419

EBITDA	3,068	12,073	11,142	13,050
Share-based compensation expense	306	252	1,001	833
Fixed cost absorption direct charge	—	1,491	1,300	6,144
Spill costs in addition to absorption charge, net	1,490	—	3,760	—
AMJP benefit	(632)	—	(3,450)	—
Gain on extinguishment of debt	—	(10,000)	—	(10,000)

Adjusted EBITDA	$4,232	$3,816	$13,753	$10,027